EXHIBIT 3.1



                             AMENDMENT TO BY-LAWS OF
                         THE BEAR STEARNS COMPANIES INC.


      The Amendment below is hereby made to the By-laws of The Bear Stearns Companies Inc., a Delaware corporation, as of March 16, 2008. Article 14 is hereby added to the By-Laws:


                                   ARTICLE 14

                                 INDEMNIFICATION

            In connection with any indemnification as set forth in Article VIII of the Corporation's Certification of Incorporation, expenses, including attorneys' fees, incurred by the person entitled to indemnification in defending any such action, suit or proceeding shall be paid or reimbursed by the Corporation promptly upon demand by such person and, if any such demand is made in advance of the final disposition of any such action, suit or proceeding, promptly upon receipt by the Corporation of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation.






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